AGREEMENT AND PLAN OF REORGANIZATION
BETWEEN DIMENSIONAL EMERGING MARKETS VALUE FUND INC. AND
DIMENSIONAL EMERGING MARKETS VALUE FUND

      This Agreement and Plan of Reorganization ("Agreement") is made as of this 27th day of October, 2009 by and between Dimensional Emerging Markets Value Fund Inc., a Maryland corporation (the "Company"), and Dimensional Emerging Markets Value Fund, a Delaware statutory trust (the "DE Fund") (the Company and the DE Fund are hereinafter collectively referred to as the "parties"). The DE Fund has been organized to hold the assets and liabilities of the Company, and the DE Fund has had no assets and has carried on no business activities prior to the date first shown above and will have no assets (other than the nominal assets referenced in Section 3(i)(8) hereof) and will have carried on no business activities prior to the consummation of the transaction described herein.
      In consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:
1.   Plan of Reorganization.
      (a) Upon satisfaction of the conditions precedent described in Section 3 hereof, the Company will convey, transfer and deliver to the DE Fund at the closing provided for in
Section 2 (hereinafter referred to as the "Closing") all of the Company's then-existing assets (the "Assets"). In consideration thereof, the DE Fund agrees at the Closing (i) to assume and pay when due all obligations and liabilities of the Company, existing on or after the Effective Date of the Reorganization
(as defined in Section 2 hereof), whether absolute, accrued, contingent or otherwise, including all fees and expenses in connection with this Agreement, which fees and expenses shall, in turn, include, without limitation, costs of legal advice, accounting, printing, mailing, proxy solicitation and transfer taxes, if any (collectively, the "Liabilities"), such Liabilities to become the obligations and liabilities of the DE Fund; and (ii) to deliver to the Company in accordance with paragraph (b) of this Section 1, full and fractional shares of beneficial interest, without par value, of the DE Fund, equal in number to the number of full and fractional shares of common stock, $0.01 par value per share, of the Company outstanding at the time of calculation of the Company's net asset value ("NAV") on the business day immediately preceding the Effective Date of the Reorganization. The reorganization contemplated hereby is intended to qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended
(the "Code"). The Company shall distribute to the Company's shareholders the shares of the DE Fund in accordance with this Agreement and the resolutions of the Board of Directors of the Company (the "Board of Directors") authorizing the transactions contemplated by this Agreement.
      (b)   In order to effect the delivery of shares described in
Section 1(a)(ii) hereof, the DE Fund will establish an open account for each shareholder of the Company and, on the Effective Date of the Reorganization, will credit to such account full and fractional shares of beneficial interest, without par value, of the DE Fund equal to the number of full and fractional shares of common stock such shareholder holds in the Company at the time of calculation of the Company's NAV on the business day immediately preceding the Effective Date of the Reorganization. Fractional shares of the DE Fund will be carried to the third decimal place. At the time of calculation of the Company's NAV on the business day immediately preceding the Effective Date of the Reorganization, the net asset value per share of the shares of the DE Fund shall be deemed to be the same as the net asset value per share of the common stock of the Company. On the Effective Date of the Reorganization, each certificate representing shares of the Company, if any, will be deemed to represent the same number of shares of the DE Fund. Simultaneously with the crediting of the shares of the DE Fund to the shareholders of record of the Company, the shares of the Company held by such shareholders shall be cancelled. Each shareholder of the Company will have the right to deliver the shareholder's share certificates of the Company to the DE Fund in exchange for share certificates of the DE Fund. However, a shareholder need not deliver such certificates to the DE Fund unless the shareholder so desires.
      (c) As soon as practicable after the Effective Date of the Reorganization, the Company shall take all necessary steps under Maryland law to effect a complete dissolution of the Company.
      (d) The expenses of entering into and carrying out this Agreement will be borne by the Company to the extent not paid by its investment advisor.
2.   Closing and Effective Date of the Reorganization.
      The Closing shall consist of (i) the conveyance, transfer and delivery of the Assets to the DE Fund in exchange for the assumption and payment, when due, by the DE Fund of the Liabilities of the Company; and (ii) the issuance and delivery of the DE Fund's shares in accordance with Section 1(b), together with related acts necessary to consummate such transactions. Subject to receipt of all necessary regulatory approvals and the final adjournment of the meeting of shareholders of the Company at which this Agreement is considered and approved, the Closing shall occur on such date as the officers of the parties may mutually agree ("Effective Date of the Reorganization").
3.   Conditions Precedent.
      The obligations of the Company and the DE Fund to effectuate the transactions hereunder shall be subject to the satisfaction of each of the following conditions:
      (a)   Such authority and orders from the U.S.
Securities and Exchange Commission (the "Commission") and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received;
      (b) (i) One or more amendments to the Company's Registration Statement on Form N-1A ("Registration
Statement") under the Investment Company Act of 1940, as amended (the "1940 Act"), containing such amendments to such Registration Statement as may be necessary or appropriate as a result of this Agreement, shall have been filed with the Commission; (ii) the DE Fund shall have adopted as its own such Registration Statement, as so amended; (iii) the most recent amendment or amendments to the Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission (other than any such stop order proceeding or threatened proceeding which shall have been withdrawn or terminated); and (iv) an amendment of the Form N-8A Notification of Registration ("Form N-8A") filed pursuant to Section 8(a) of the 1940 Act reflecting the change in legal form of the Company to a Delaware statutory trust shall have been filed with the Commission and the DE
Fund shall have expressly adopted such amended Form N-8A as its own for purposes of the 1940 Act;
      (c) Each party shall have received an opinion of Stradley Ronon Stevens & Young, LLP, to the effect that, assuming the reorganization contemplated hereby is carried out in accordance with this Agreement and the laws of the State of Maryland and the State of Delaware, and in accordance with customary representations provided by the parties in a certificate(s) delivered to Stradley Ronon
Stevens & Young, LLP, the reorganization contemplated by this Agreement qualifies as a "reorganization" under
Section 368 of the Code, and thus will not give rise to the recognition of income, gain or loss for federal income tax purposes to the Company, the DE Fund or the shareholders of the Company or the DE Fund;
      (d) The Company shall have received an opinion of Stradley Ronon Stevens & Young, LLP, dated the Effective
Date of the Reorganization, addressed to and in form and substance reasonably satisfactory to the Company, to the effect that (i) the DE Fund is a statutory trust duly formed, in good standing and having a legal existence under the laws of the State of Delaware; (ii) this Agreement and the transactions contemplated thereby and the execution and delivery of this Agreement have been duly authorized and approved by all requisite statutory trust action of the DE
Fund; (iii) this Agreement is a legal, valid and binding agreement of the DE Fund in accordance with its terms; and
(iv) the shares of the DE Fund to be issued in the reorganization have been duly authorized and, upon issuance thereof in accordance with this Agreement, will have been validly issued and fully paid and will be nonassessable by the DE Fund;
      (e) The DE Fund shall have received the opinion of Stradley Ronon Stevens & Young, LLP, dated the Effective
Date of the Reorganization, addressed to and in form and substance reasonably satisfactory to the DE Fund, to the effect that: (i) the Company is duly incorporated, legally existing, and in good standing under the laws of the State of Maryland; (ii) this Agreement and the transactions contemplated hereby and the execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate action of the Company; and (iii) this Agreement is a legal, valid and binding agreement of the Company in accordance with its terms;
      (f) The shares of the DE Fund are eligible for offering to the Emerging Markets Value Portfolio of DFA
Investment Dimensions Group Inc. and the Company's other stockholders in those states of the United States and jurisdictions in which the shares of the Company are currently eligible for offering so as to permit the issuance and delivery by the DE Fund of the shares contemplated by this Agreement to be consummated;
      (g) This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the appropriate action of the Board of Directors and the shareholder(s) of the Company;
      (h) The shareholders of the Company shall have voted to direct the Company to vote, and the Company shall have voted, as sole shareholder of the DE Fund, to:
      (1)   Elect as Trustees of the DE Fund the
following individuals: George M. Constantinides, John
P. Gould, Roger A. Ibbotson, Robert C. Merton, Myron
S. Scholes, Abbie J. Smith, David G. Booth and Eduardo
A. Repetto;
      (2) Approve an Investment Advisory Agreement between Dimensional Fund Advisors LP (the "Advisor") and the DE Fund which is substantially identical to the then-current Investment Advisory Agreement, as amended to date, between Dimensional Fund Advisors
Inc. (as predecessor to the Advisor) and the Company;
and
      (3) Approve the Sub-Advisory Agreements between the Advisor, the DE Fund, and each of Dimensional Fund
Advisors Ltd. ("DFAL") and DFA Australia Limited ("DFA Australia"), which are substantially identical to the then-current Sub-Advisory Agreements between the
Advisor, the Company, and each of DFAL and DFA
Australia; and
      (i) The Trustees of the DE Fund shall have duly adopted and approved this Agreement and the transactions contemplated hereby and shall have taken the following actions at a meeting duly called for such purposes:
      (1)   Approval of the Investment Advisory
Agreement described in paragraph (h)(2) of this
Section 3 between the Advisor and the DE Fund;
      (2)   Approval of the Sub-Advisory Agreements
described in paragraph (h)(3) of this Section 3 between the Advisor, the DE Fund, and each of DFAL and DFA Australia;
      (3) Approval of the assignment to the DE Fund of the Custodial Services Agreement, dated March 31,
1998, as amended to date, between Citibank, N.A. and the Company;
      (4) Selection of PricewaterhouseCoopers LLP as the DE Fund's independent auditors for the fiscal year ending October 31, 2009;
      (5)   Approval of the assignment of the
Administration and Accounting Services Agreement between the DE Fund and PNC Global Investment
Servicing (U.S.) Inc.;
      (6) Approval of the assignment to the DE Fund of the Transfer Agency Agreement, dated January 20, 1993, as amended to date, between the Company and PFPC, Inc.
(now PNC Global Investment Servicing (U.S.) Inc.);
      (7) Approval of a distribution agreement between the DE Fund and DFA Securities LLC;
      (8)   Authorization of the issuance by the DE
Fund, prior to the Effective Date of the Reorganization, of one share of beneficial interest of the DE Fund to the Company in consideration for the payment of $1.00 for such share for the purpose of enabling the Company to vote on the matters referred to in paragraph (h) of this Section 3;
      (9) Submission of the matters referred to in paragraph (h) of this Section 3 to the Company as sole shareholder of the DE Fund; and
      (10) Authorization of the issuance and delivery by the DE Fund of shares of the DE Fund on the Effective Date of the Reorganization and the assumption by the DE Fund of the Liabilities of the Company in exchange for the Assets of the Company pursuant to the terms and provisions of this Agreement.
      At any time prior to the Closing, any of the foregoing conditions may be waived or amended, or any additional terms and conditions may be fixed, by the Board of Directors, if, in the judgment of such Board, such waiver, amendment, term or condition will not affect in a materially adverse way the benefits intended to be accorded the shareholders of the Company under this Agreement.
4.   Dissolution of the Fund.
      Promptly following upon the Closing, the officers of the Company shall take all steps necessary under Maryland law to dissolve its corporate status, including publication of any necessary notices to creditors, receipt of any necessary pre-dissolution clearances from the State of Maryland, and filing for record with the State Department of Assessments and Taxation of Maryland of Articles of Dissolution.
5.   Termination.
      The Board of Directors may terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Company, at any time prior to the Effective Date of the Reorganization if, in the judgment of such Board, the facts and circumstances make proceeding with this Agreement inadvisable.
6.   Entire Agreement.
      This Agreement embodies the entire agreement between the parties hereto and there are no agreements, understandings, restrictions or warranties among the parties hereto other than those set forth herein or herein provided for.
7.   Further Assurances.
      The Company and the DE Fund shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.
8.   Counterparts.
      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
9.   Governing Law.
      This Agreement and the transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.
      IN WITNESS WHEREOF, the Company and the DE Fund have each caused this Agreement and Plan of Reorganization to be executed on its behalf by a Vice President and attested by its Secretary or an Assistant Secretary, all as of the day and year first-above written.

DIMENSIONAL EMERGING MARKETS
VALUE FUND INC. (a Maryland corporation)
Attest:

By  /s/ Catherine L. Newell           By  /s/ David R. Martin
 Name:  Catherine L. Newell           Name:   David R. Martin
 Title: Vice President & Secretary   Title:   Chief Financial Officer

DIMENSIONAL EMERGING MARKETS
VALUE FUND (a Delaware statutory trust)
Attest:

By  /s/ Valerie A. Brown               By  /s/ Julie Henderson
 Name:  Valerie A. Brown               Name:   Julie Henderson
 Title: Vice President &               Title:  Vice President
        Assistant Secretary                    & Controller